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                    COOPERATION AGREEMENT



          This Agreement is entered into effective as of

December 9, 1993 between GENICOM CORPORATION ("Genicom"), a

Delaware corporation, whose address is 14800 Conference Center

Drive, Suite 400, Westfields, Virginia 22021-3806, and the

GENERAL ELECTRIC COMPANY ("GE"), a New York corporation, whose address is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

          Genicom acquired a 114.88 acre manufacturing facility

in Waynesboro, Virginia ("the Facility") from GE on October 21,

1983, pursuant to an asset purchase agreement dated September 30,

1983.  Genicom has made claims against GE under the Comprehensive

Environmental Response, Compensation and Liability Act of 1980,

as amended ("CERCLA"), for past and projected future expenditures associated with certain Environmental Conditions (as hereinafter defined) at the Facility.  It is the desire of both parties to resolve Genicom's claims amicably and without resort to

litigation and to ensure that the Environmental Conditions are addressed in an appropriate manner.  By entering into this

Agreement neither party admits liability to the other party or to any third party, nor does it waive any defenses.

          NOW, THEREFORE, Genicom and GE agree as follows:

I.   DEFINITIONS

     1.   "Allocable Costs" shall mean all necessary and

appropriate costs of responding to Environmental Conditions

pursuant to the Resource Conservation and Recovery Act ("RCRA")

corrective action program or a state corrective action program approved by the United States Environmental Protection Agency

("EPA") pursuant to RCRA; but shall not include the costs of fulfilling RCRA, state, or local or other federal permit or

regulatory obligations incurred as part of Genicom's normal

operations.  Neither such operational permit or regulatory costs,

nor fines or penalties for such operational permit or regulatory violations are covered by this Agreement, and none of them shall be deemed Allocable Costs.  Allocable Costs shall also mean the basic, minimal costs necessary to comply with applicable statutes and regulations respecting closure and post-closure care of the

Facility's two surface impoundments and two spent etchant storage tanks pursuant to RCRA or a state program approved by EPA

pursuant to RCRA.  All costs incurred pursuant to this Agreement subsequent to the effective date of this Agreement shall be

deemed Allocable Costs.  Costs incurred prior to the effective date of this Agreement and subsequent to October 21, 1983, shall be Allocable Costs only to the extent that Genicom establishes that such costs were consistent with the requirements of the

National Oil and Hazardous Substances Pollution Contingency Plan,

40 C.F.R. Part 300 ("NCP").  Allocable Costs shall not include legal fees or compensation for time spent by employees of Genicom or GE.

     2.   "Environmental Conditions" means all releases of CERCLA

hazardous substances or releases of RCRA hazardous wastes or hazardous constituents from solid waste management units

("SWMUs") or Additional Potential Sources of Contamination

("APSCs"), as that term is defined in the RCRA Facility

Investigation Workplan submitted to EPA by Genicom on January 15,

1991, at or from the Facility identified now or in the future in connection with work conducted pursuant to the Initial

Administrative Order issued by EPA Region III on August 10, 1990,

Docket No. RCRA-III-036-CA, which became effective September 15,

1990 (the "Corrective Action Order"), and any subsequent orders or remedial measures resulting from complying with such order or orders; provided, however, that releases or threatened releases,

or conditions that arise from any such releases or threatened releases, which occur after the effective date of this Agreement shall not be included in the term "Environmental Conditions."

     3.   "Facility" means the 114.88 acre parcel of land,

including buildings and other fixtures, located at Genicom Drive,

Waynesboro, Virginia, that was conveyed to Genicom by GE on

October 21, 1983, together with improvements, if any, made

subsequent to the conveyance.

II.  OBJECTIVES

     4.   It is the objective of the parties:

          (a)  To undertake the RCRA Facility Investigation/

     Corrective Measures Study ("RFI/CMS") pursuant to the

     Corrective Action Order;

          (b)  To identify and implement any corrective action

     selected pursuant to such RFI/CMS identified above and

     required by governmental authorities having jurisdiction;

          (c)  To develop and implement all federal and state

     RCRA plans and permit applications necessary for closure and post-closure of the two surface impoundments and two spent etchant storage tanks in accordance with applicable law and regulations and as required by governmental authorities

     having jurisdiction; and

          (d)  To establish a final and binding allocation of

     Allocable Costs among the parties, and to resolve all claims which the parties may have against each other on account of the Environmental Conditions.

III. PROJECT MANAGEMENT

     5.   GE shall have authority to make all final

determinations concerning, and shall conduct and/or control the conduct of, the work necessary to accomplish the objectives

stated above in Section II, Paragraphs 4(a), (b), and (c).  GE may delegate to Genicom, either permanently or temporarily, in whole or in part, the authority given to GE pursuant to the

preceding sentence; provided, however, that GE shall provide sufficient notice to Genicom to allow for an orderly transition of authority to Genicom.  GE may communicate such delegation of authority verbally, but shall confirm delegation of a significant aspect of the work in writing.  To the extent authority for any aspect of the work is delegated, the parties shall cooperate to minimize duplication of effort.

     6.   If GE delegates its authority to conduct and/or

contract to conduct all or a significant aspect of the work

necessary to accomplish one or more of the objectives stated

above in Section II, Paragraphs 4(a), (b) and/or (c), Genicom

shall then have authority to make all final determinations

concerning, and shall conduct and/or control the conduct of, such delegated work.  GE shall be provided with the opportunity to review and comment on all submittals pertaining to such work, and shall be afforded the opportunity to participate fully in any and all activities undertaken by Genicom.  GE shall have the right to approve all consultants and contractors selected by Genicom to perform the delegated work prior to such persons being retained by Genicom.  To the extent practicable, such consultants and contractors shall be jointly retained by Genicom and GE.  GE acknowledges and agrees that it has approved Law Environmental,

Inc. ("LEI") as the consultant retained by Genicom for purposes of obtaining the necessary approvals for the closure plan.

     7.   Genicom shall provide unrestricted access to the

Facility to GE and its agents, consultants, employees and

contractors for the purpose of carrying out the terms of this

Agreement, provided that GE and its agents, consultants,

employees and contractors shall endeavor not to interfere with the normal operation of the Facility.  GE shall hold in

confidence and shall not use for any purpose any information concerning Genicom's business but unrelated to the subject matter of this Agreement which may come into GE's possession by virtue of such access.  GE shall provide Genicom reasonable notice of visits to the Facility and to the extent possible, shall schedule visits during normal hours of operation at the Facility.

IV.  CONTRACTORS

     8.   GE shall select and retain all consultants and other

contractors that will perform work pursuant to this Agreement;

provided, however, that if practicable, such persons shall be jointly retained, and provided, further, that Genicom shall

select and retain consultants and other contractors if GE

delegates to it authority to do so pursuant to Paragraph 6, or the Post-Remedy Cash-Out occurs pursuant to Paragraph 18, below.

Unless otherwise barred by contractual confidentiality

requirements, GE shall provide to Genicom copies of agreements and/or work orders with such consultants and contractors.  If GE decides to replace Genicom's present consultant, LEI, such

replacement shall be accomplished in a manner that does not

interfere with Genicom's compliance with the deadlines and other requirements of the Corrective Action Order or with the closure plan referenced above in Paragraph 4(c).

     9.   Within ten (10) days after the effective date of this

Agreement, GE shall be provided access at the offices of LEI to

LEI's complete file relating to the Facility.  Thereafter, GE shall have full access to LEI and its personnel, and to all data and analyses produced by LEI.

V.   COST ALLOCATION

     10.  GE agrees to indemnify and hold harmless Genicom, its officers, directors, employees and agents from any RCRA civil liability incurred by them under the state or federal RCRA

program to the extent caused by GE's performance of, or failure to perform its obligations hereunder including, without

limitation, any civil penalties imposed upon Genicom, to the extent caused by GE's performance of or failure to perform its obligations hereunder.  GE further agrees, to the extent

reasonably practicable and appropriate, to restore the Facility to its present general appearance following its performance

hereunder.  The parties agree that the limitations on the

foregoing agreement of indemnity are not intended to, and shall not, limit GE's liability, if any, in the event that Genicom seeks to recover damages resulting from or be reimbursed for any expenses, fines or penalties incurred by it as a result of GE's performance of or failure to perform its obligations under this

Agreement.

     If GE delegates authority to Genicom pursuant to paragraph 5 to perform aspects of the work hereunder or, if the Post-Remedy

Cash-Out occurs pursuant to paragraph 18, Genicom agrees to

indemnify and hold harmless GE, its officers, directors,

employees and agents from any RCRA civil liability incurred by them under the state or federal RCRA program to the extent caused by Genicom's performance of, or failure to perform the delegated work including, without limitation, any civil penalties imposed upon GE, to the extent caused by Genicom's performance of or failure to perform the delegated work.  The parties agree that the limitations on the foregoing agreement of indemnity are not intended to, and shall not, limit Genicom's liability, if any, in the event that GE seeks to recover damages resulting from, or be reimbursed for any expenses, fines or penalties incurred by it as a result of Genicom's performance of or failure to perform the delegated work.

     11.  GE shall fund seventy (70) percent and Genicom shall

fund thirty (30) percent of Allocable Costs (hereinafter referred to respectively as GE's and Genicom's "Allocated Shares").  The foregoing cost allocation is intended to be final and binding upon both parties subject to the following:  If the information provided to GE pursuant to Paragraphs 9 and 19 hereof discloses that Genicom was substantially responsible for the Environmental

Conditions at the Facility, and if GE notifies Genicom of the same, accompanied by a detailed explanation of its basis for making this determination, within ninety (90) days after all of the information required to be made available to GE pursuant to

Paragraphs 9 and 19 hereof has been made available, the parties will meet for the purpose of negotiating appropriate amendments to this Agreement.  Until such amendments are agreed to by the parties, this Agreement shall remain in effect; provided,

however, that this Agreement shall terminate and become null and void if the parties do not agree on appropriate amendments within sixty (60) days after GE's notice to Genicom pursuant to this

Paragraph.

     12.  Failure by either party to fund its Allocated Share on a current basis shall constitute a breach of this Agreement and such breach shall immediately suspend the other party's

obligations hereunder, including without limitation the other party's obligations to perform the work or to fund its Allocated

Share.  In addition, the non-breaching party's payment

obligations with respect to its indemnity obligations under

Paragraph 10 shall also be suspended until such breach has been cured.

VI.  BILLING AND PAYMENT

     13.  On the effective date of this Agreement, GE shall pay

$350,000 to Genicom as an advance toward GE's obligation to pay its Allocated Share of Allocable Costs incurred by Genicom prior to this Agreement.  GE shall expeditiously review all claims submitted by Genicom for Allocable Costs incurred by Genicom prior to this Agreement.  To the extent that during its review,

GE believes that Genicom has provided insufficient documentation or explanation of such costs, GE shall identify to Genicom the information necessary for GE to determine whether such costs are

Allocable Costs and Genicom shall promptly provide all requested additional data, if available, to GE.  Within 120 days after receipt of such claims or the effective date of this Agreement,

whichever is later, GE shall either pay its Allocated Share of such claims to Genicom or, to the extent that GE is unwilling to pay such claims on the basis that claimed costs are not Allocable

Costs, or that GE has insufficient information to make a

determination, GE shall provide Genicom with a detailed

explanation of its position.  GE shall promptly pay its Allocated

Share of all claimed costs other than any costs which GE

maintains are not Allocable Costs.

     14.  If Genicom and GE cannot agree on whether pre-Agreement costs claimed by Genicom are Allocable Costs, as its exclusive remedy, either party may invoke the procedures established below in Paragraph 26.

     15.  In the case of activities undertaken by consultants or other contractors, each party shall directly pay its Allocated

Share of the contract costs to the contractor.  To the extent that a consultant or contractor allows a discount to one of the parties, that party shall use its best efforts to cause such discount to be made available to the other party as well, but, so long as it uses its best efforts, it shall not be responsible for discounts not granted to the other party, and it shall have no obligation to share with the other party any discount granted to

it.

VII. DEALINGS WITH GOVERNMENTAL AUTHORITIES

     16.  (a)  Unless GE delegates authority to Genicom pursuant to paragraph 6 or the Post-Remedy Cash-Out occurs pursuant to paragraph 18, the following provisions shall apply:  GE shall have authority to control and make final

     determinations respecting all dealings with governmental

     authorities concerning the subject matter of this Agreement.

     GE shall have the right to take the lead in all telephone

     conferences and meetings with governmental authorities which relate to the subject matter of this Agreement and shall

     have the right to specify the content of all written

     communications with such authorities and all negotiating

     strategies for use with such authorities, concerning the

     subject matter of this Agreement.  Either party may be

     represented in any telephone conference or meeting in which it is entitled to participate by its employees, contractors or attorneys.  Genicom will not initiate any telephone

     conferences or meetings with governmental authorities for

     the purpose of discussing matters within the scope of this

     Agreement without first informing GE of its intent to do so,

     providing GE an opportunity to participate, reviewing the

     proposed agenda with GE and receiving GE's approval.  To the extent practicable, GE shall afford Genicom an opportunity to participate in such telephone conferences or meetings.

          (b)  If GE delegates authority to Genicom pursuant to

     paragraph 6 for a portion of the work involving dealings

     with governmental authorities or if the Post-Remedy Cash-Out occurs pursuant to paragraph 18, the following provisions

     apply: Genicom shall take the lead in dealings with

     governmental authorities that relate directly to authority delegated pursuant to paragraph 6 or to post-remedy work in the event of a Cash-Out under paragraph 18.  Genicom shall take the lead in all telephone conferences and meetings it initiates with governmental authorities which relate to the delegated authority or post-remedy work; provided, however, that

     Genicom shall afford GE an opportunity to participate in

     such telephone conferences or meetings.  GE may also

     initiate telephone conferences or meetings with governmental authorities concerning delegated authority or post remedy

     work, if necessary, but shall afford Genicom the opportunity to participate in such telephone conferences or meetings.

     Genicom shall take the lead in developing written

     communications to and negotiating strategies with

     governmental authorities, subject to GE's rights to review submittals and participate fully in any and all activities undertaken by Genicom pertaining to the delegated authority in accordance with paragraph 6 of this Agreement.

          (c)  Each party shall promptly inform the other of any

     communication from a governmental authority regarding the

     subject matter of this Agreement to which the other party is not privy.

     17.  Genicom shall be responsible for providing, and

promptly at GE's direction shall provide, all necessary

certifications, including without limitation, RCRA manifests, to governmental authorities, including without limitation the

Commonwealth of Virginia and EPA, respecting any and all work performed pursuant to this Agreement.

VIII.  POST-REMEDY CASH-OUT

     18.  (a)  After the work contemplated by Paragraphs 4(b) and

     (c), above, is completed, GE will be afforded an opportunity to make a single lump sum payment (the "Post-Remedy Cash-Out

     Payment") to Genicom which will constitute full performance and satisfaction of any obligations GE may have hereunder to perform operation, maintenance or monitoring required under the Corrective Action Order or the post-closure permit.  The

     Post-Remedy Cash-Out Payment, which shall be calculated

     after all work required by the corrective action and closure plans is completed, shall be seventy (70) percent of the

     present value at that time of the cost of the post-remedy

     operation, maintenance and monitoring work.  The assumptions upon which the Post-Remedy Cash-Out Payment is calculated

     shall be identified in writing by the parties, but the Post-

     Remedy Cash-Out Payment shall not be subject to adjustment if any of those assumptions proves to be incorrect.  If the parties cannot agree on the amount of the Post-Remedy Cash-

     Out Payment, that amount shall be determined by the

     procedures established below in Paragraph 26.

          (b)  The making of the Post-Remedy Cash-Out Payment by

     GE pursuant to subparagraph (a) above shall not release GE from future contingent liability hereunder for future work related to the Environmental Conditions, on account of

     unforeseen future risks, remedy failure or otherwise.

     However, at the same time that the Post-Remedy Cash-Out

     Payment is under consideration, the parties will use their best efforts, in good faith, also to agree on a separate

     amount which GE may pay to Genicom in exchange for a release of future contingent liability on the part of GE, if any,

     for future work related to the Environmental Conditions, on account of unforeseen future risks, remedy failure or

     otherwise.  It is understood that the parties shall not be obligated to reach agreement with respect to such separate amount and, if they are unable to do so, no dispute

     resolution procedures shall be invoked.

IX.  INFORMATION SHARING

     19.  Genicom shall preserve all existing studies, records,

documents and reports in its or its agents', attorneys' or

consultants' possession, custody or control containing

information relevant to Environmental Conditions.  Within thirty

(30) days after execution of this Agreement, Genicom shall make available to GE for inspection and, to the extent requested by

GE, copying, at the Facility all such studies, records, documents and reports; provided, however, that Genicom shall not be

required to make available multiple identical copies of the same document.

     20.  The parties agree to enter into the Joint Privilege

Agreement attached hereto as Exhibit A.  Any information obtained or received by Genicom or GE pursuant to this Agreement shall be subject to the Joint Privilege Agreement and shall not be

released or otherwise disclosed to any person or entity not a party to this Agreement (including, without limitation, any

governmental authority, but not including the parties' attorneys or consultants who agree to be bound by the non-disclosure

provisions in this Agreement and by the Joint Privilege

Agreement), unless required by law.  Before any such legally compelled disclosure to a third party, the non-disclosing party shall be provided with sufficient advance notice so as to be afforded an opportunity to move to prevent such disclosure.

     21.  Records considered confidential by a party shall not be withheld for that reason, but shall be made available to the other party on a confidential basis to be disclosed internally only on a "need to know" basis; provided, however, that

legitimate claims of attorney-client privilege, attorney work product protection and other applicable immunities from discovery shall not be abrogated.  Each party shall maintain all documents or copies of documents received from the other party in a secure location.

     22.  Genicom shall have lead responsibility for responding to or initiating any communications with the news media or the public regarding activities under this Agreement.  Both parties acknowledge that Genicom has issued a public announcement

("initial press release") concerning this Agreement.  The parties shall also develop, review and approve a question/answer summary

("press summary") to be used in responding to inquiries from third parties concerning this Agreement.  For any communications which differ from the initial press release or press summary GE shall have the right to review and approve in advance the content of such communications.  GE shall have the right and opportunity to review and approve in advance all written communications with the news media by Genicom.  Each party shall promptly inform the other of any communication from the news media regarding

activities under this Agreement.

     23.  Any provisions of this Agreement to the contrary

notwithstanding, Genicom agrees that, promptly following the execution and delivery of this Agreement by the parties hereto,

it will make full and complete public disclosure of the terms hereof, the environmental situation to which this Agreement

pertains and any material related matters known to it, all as and to the extent and in the manner required by applicable laws,

rules and regulations (including, without limitation, the

provisions of the federal securities laws of the United States including Staff Accounting Bulletin 92).  Genicom further agrees that, so long as GE or any of its affiliates owns any stock of

Genicom, it will take all necessary steps in a timely fashion to maintain compliance with the disclosure requirements of the

aforesaid laws, rules and regulations with regard to the

foregoing matters.  Notwithstanding the foregoing (including,

without limitation, Section 22 hereof), it is understood and agreed that GE shall not be responsible for, and shall have no obligations or liability with respect to, such disclosure or any acts or omissions on the part of Genicom with respect thereto.

     24.  The provisions of this Article shall supersede all

earlier confidentiality agreements between the parties relating to the subject matter of this Agreement.

X.   EXCLUSIVE REMEDY

     25.  This Agreement is the parties' exclusive recourse for addressing among themselves the Environmental Conditions.

Neither party may maintain a claim or pursue an action against the other concerning the Environmental Conditions, except as may be necessary to enforce this Agreement, or for Genicom or GE to recover damages or other amounts for which it is entitled to be reimbursed in actions of the type contemplated by the last

sentence of Paragraph 10.  Except as provided herein, the parties release and covenant not to sue each other from and for all

claims or liabilities concerning environmental conditions or environmental contamination of any kind at or originating from the Facility, including without limitation claims arising under

CERCLA, state or local statutory equivalents, and the common law;

provided however, that the foregoing release and covenant not to sue does not apply to CERCLA claims for hazardous substances shipped to an off-site facility.

     26.  The parties agree that any disputes among them under

this Agreement shall be resolved in the following manner, which shall be the parties' exclusive method for dealing with such disputes.  Each party shall appoint two persons to a joint

committee for the resolution of the dispute.  The parties shall use their best efforts to resolve their differences through the committee.  However, if the parties are unable to reach agreement within sixty (60) days after the submission of a dispute to the committee, then, as its exclusive remedy, either party may take the dispute to final and binding arbitration under the rules of the American Arbitration Association pursuant to the Virginia

Arbitration Act, Va. Code Ann.  8.01-577, et seq. (1992 Repl.

Vol.).

XI.  APPLICABLE LAW

     27.  This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without regard to the principles governing conflicts of laws.

XII. WAIVER

     28.  No waiver by either party of any default by the other party in the performance of any requirement of this Agreement shall be deemed a waiver of, or in any manner release such other party from performance of any other requirement; nor shall such waiver be deemed to be a waiver of, or in any manner a release of, such other party from future performance of the same

requirement. Any delay or omission of either party in the

exercise of any right hereunder shall not impair the future

exercise of any similar right.  No waiver of a right created by this Agreement by one party shall constitute a waiver of such right by the other party.

XIII. SEVERABILITY

     29.  Should any provision of this Agreement be deemed

unenforceable for any reason, the remainder of this Agreement shall continue in effect so long as the purpose of this Agreement is not nullified by the absence of such provision.

XIV. ASSIGNABILITY

     30.  Any legal entity which shall succeed by purchase,

merger or consolidation to substantially all of the assets of either party shall be entitled to the rights and subject to the obligations of such party under this Agreement.  In addition, any legal entity which shall assume ownership of the Facility may be assigned the rights and obligations of Genicom under this

Agreement, if GE consents in writing to such assignment.  Each party covenants to the other that it shall cause the surviving corporation in any such merger, or the successor owner of such assets or the Facility, as applicable, (the "New Owner") to enter into a written agreement with the other party hereto (not later than the effective time of such merger or sale) pursuant to which the New Owner shall expressly agree to be bound by the terms of this Agreement (including without limitation Section 25 hereof)

to the same extent and as if such New Owner had been an initial party to the Agreement.  The provisions of the preceding sentence shall apply to each successor New Owner.  Either party may assign all or a portion of its rights and obligations hereunder to a corporation with which it is affiliated at the time of such

assignment, provided, however, that such assignment will not relieve such party of its obligations under this Agreement

without the express written approval of the other party, which approval shall not unreasonably be withheld.  GE acknowledges that Genicom has granted a security interest in its contract rights to CIT Group/Credit Finance, Inc. pursuant to the terms of a Loan and Security Agreement dated as of September 25, 1990, as amended, and this Agreement is subject to such security interest.

This Agreement shall be binding upon and shall inure to the

benefit of the respective permitted successors and assigns of the parties.

XV.  RESERVATION OF RIGHTS

     31.  Except as expressly provided herein, each party

reserves all rights, claims and defenses otherwise available to it, and neither party by entering into this Agreement admits liability or undertakes any obligations to any third party.



XVI. NO JOINT VENTURE

     32.  This Agreement is solely for the purposes specified

herein, and under no circumstances will the performance of this

Agreement place GE in operation or control of the Facility,

except as otherwise expressly agreed in writing, nor do the

parties intend to create any joint venture or agency relationship between themselves.

XVII. GENERAL

     33.  This Agreement reflects the entire agreement between

the parties and supersedes all prior agreements related to the same subject matter.  This Agreement can be amended, restated or supplemented only by the written agreement of both parties.

     34.  The headings contained in this Agreement are for

reference purposes only and shall not affect the meaning or

interpretation of this Agreement.

XVIII. NOTICES

     35.  Any notices, correspondence or other written

communications relating in any way to the terms of this Agreement or the work to be performed hereunder shall be sent by U.S. Mail or courier service to the following persons:

     Genicom

     Mr. James C. Gale



     CFO and Senior Vice President
     Genicom Corporation
     14800 Conference Center Drive
     Suite 400
     Westfields, Virginia 22021-3806
     Telephone:  (703) 802-9200
     Telecopier: (703) 802-9039

     with a copy to:

     Jane Whitt Sellers, Esquire
     McGuire, Woods, Battle & Boothe
     One James Center
     Richmond, Virginia 23219
     Telephone:  (804) 775-1054
     Telecopier: (804) 775-1061


     GE

     Mr. Stephen P. Cline
     General Electric Co.
     Corporate Environmental Programs
     640 Freedom Business Center
     P.O. Box 1561
     King of Prussia, PA 19406
     Telephone:  (215) 992-7968
     Telecopier: (215) 992-7898

     with copies to:

     Kirk R. Macfarlane, Esquire
     General Electric Co.
     Corporate Environmental Programs
     640 Freedom Business Center
     P.O. Box 1561
     King of Prussia, PA  19406
     Telephone:  (215) 992-7976
     Telecopier: (215) 992-7898

     Langley R. Shook, Esquire
     Sidley & Austin
     1722 Eye Street, N.W.
     Washington, D.C. 20006
     Telephone:  (202) 736-8197
     Telecopier: (202) 736-8711


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.


                                        GENICOM CORPORATION

                                        By: _____________________

__________________________              Title: __________________
Witness


                                        GENERAL ELECTRIC COMPANY

                                        By: _____________________

__________________________              Title: __________________
Witness